Exhibit 8.1

LEDGEWOOD, P.C.

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

October 5, 2016

Independence Realty Trust, Inc.

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Ladies and Gentlemen:

We have acted as counsel to Independence Realty Trust, Inc. (the “Company”) in connection with its offer and sale of up to 28,750,000 shares of common stock, par value $0.01 per share (including up to 3,750,000 shares which may be issued pursuant to an over-allotment option), to be issued pursuant to the Company’s prospectus supplement dated September 29, 2016 (the “Prospectus Supplement”) and the base prospectus dated June 16, 2014 (collectively, the “Prospectus”), forming part of the Registration Statement on Form S-3 (Registration No. 333-196033) (collectively, the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meaning set forth in that certain Underwriting Agreement dated September 29, 2016 by and among the Company, Independence Realty Operating Partnership, L.P., Independence Realty Advisors, LLC and Citigroup Global Markets Inc., as representative of the several underwriters.

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. We hereby confirm that all statements of legal conclusions contained in the Prospectus Supplement and Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 constitute the opinion of Ledgewood, P.C. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any matter not discussed therein.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or

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furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ledgewood

Ledgewood a professional corporation